Exhibit 99.1

LPL Financial Announces Financial Results for First Quarter 2014
- Advisory and brokerage assets grow 13.5% year-over-year to $447.1 billion -
- Record-setting quarter with $4.4 billion in net new advisory assets -
- The Company's Board of Directors declares a cash dividend of $0.24 per share -

Boston, MA - April 23, 2014 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $1,087.4 million in the first quarter of 2014, up 11.6% compared to net revenue of $974.8 million in the first quarter of 2013.

	For the Three Months Ended March 31,
	2014	2013	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$1,087,431	$974,796	11.6%
Net Income	$53,135	$54,717	(2.9)%
Earnings Per Share — diluted	$0.51	$0.51	—%
Non-GAAP Measures:
Adjusted Earnings	$71,029	$68,143	4.2%
Adjusted Earnings Per Share	$0.69	$0.64	7.8%
Adjusted EBITDA	$141,477	$135,920	4.1%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.
"We had a strong start to the year highlighted by sustained advisor productivity and excellent advisory and brokerage asset growth," stated Mark Casady, chairman and CEO of LPL Financial. "Growing commission and fee-based business led to 12% net revenue growth year-over-year and helped generate record adjusted earnings of $0.69 per share. Many drivers of this growth will contribute recurring value in the future, such as the expansion of our advisory and asset-based revenues, and the reduction in weighted-average diluted shares outstanding of 4 million shares."
Mr. Casady continued, "Our value proposition and independent model continued to attract new advisors to the platform and helped to maintain strong production retention of 96% in the first quarter. After a slow start to recruiting to begin the year, our business development team saw improving conditions in March. As a result, we finished the quarter with 53 net new advisors and are seeing positive momentum in our pipeline heading into the second quarter. We are excited to have Bill Morrissey, who is recognized as a growth leader having doubled our independent advisors under his leadership, named Managing Director of our Independent Advisor Services channel where he will shape our future success by attracting, growing and retaining advisor practices.”
LPL Financial's chief financial officer, Dan Arnold, noted, "Driven by growing investor need for advice and enabled by our robust offerings, advisors have been able to effectively expand the capacity of their practice to manage more assets. As a result, advisory and brokerage assets rose to $447.1 billion, which was a 13.5% increase year-over-year. Notably, much of this growth is driven by the momentum in our higher-margin fee-based business, which generated a record $4.4 billion in net new advisory assets this quarter."

Mr. Arnold concluded, “We continue to see numerous opportunities to deploy our available capital. This past quarter we committed $23 million to capital expenditures, paid $24 million in dividends and conducted $100 million in share repurchases. Long-term we still intend to commit approximately a third of our available capital to dividends, a third to capital expenditures, and a third to discretionary opportunities including share repurchases. We believe this strategy delivers strong long-term earnings growth and generates great value for shareholders."

	March 31,
	2014	2013	% Change
Metric Highlights (unaudited)
Advisors	13,726	13,377	2.6%
Advisory and Brokerage Assets (billions)(1)	$447.1	$394.0	13.5%
Advisory Assets Under Custody (billions)(2)	$158.0	$130.2	21.4%
___________________
(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Business Highlights

•
Net New Advisory Asset Growth. Net new advisory assets, which exclude market movement, were $4.4 billion for the three months ended March 31, 2014, primarily driven by strong advisor productivity and the continued addition of independent registered investment advisors (Independent RIAs).

•	Strong Overall Revenue Growth. Key contributors of revenue growth included:

◦
Commission revenue increased 10.1% for the first quarter of 2014 compared to the prior year period, reflecting an increase in net new advisors and improving commissions per advisor. Advisor productivity was driven by investor engagement, strong market conditions and relatively elevated levels of alternative investment sales, resulting in annualized commissions per advisor of $156 thousand.

◦	Advisory revenue increased 16.4% for the first quarter of 2014 compared to the prior year period, driven by sustained advisor productivity, market appreciation and net new advisor growth.

◦	Recurring revenue, a statistical measure reflecting a level of stability in the Company's performance, represented 66.6% of net revenue for the first quarter of 2014.

•
High Growth in RIA Platform Assets. Assets under custody on LPL Financial's Independent RIA platform, which provides integrated RIA firm advisory fee- and commission-based capabilities for independent advisors, grew 49.0% to $69.6 billion as of March 31, 2014, representing 265 Independent RIA firms, compared to $46.7 billion and 199 Independent RIA firms as of March 31, 2013.

•
Increase in Cash Sweep Balances. The Company's average cash balances grew to $24.2 billion for the first quarter of 2014 from $23.1 billion for the first quarter of 2013, primarily reflecting the growth in new accounts as existing advisors expanded their businesses and new advisors transitioned assets to LPL Financial. Revenue generated from the Company's cash sweep programs declined 23.8% to $24.0 million in the first quarter of 2014 compared to $31.5 million in the prior year period. The rise in asset balances was offset by a 7 basis point decline in the effective fed funds rate and the fee compression on bank contracts in the insured cash account ("ICA") program, which together lowered the ICA fee in the first quarter of 2014 to 54 basis points compared to 78 basis points in the prior year period.

•
Continued Share Repurchase Activity. The Company spent $100.0 million in the first quarter to buy back 1.9 million shares, at a price per share of $52.00. The weighted-average share count for calculating diluted earnings per share decreased to 103.3 million shares for the first quarter of 2014. Since its initial public offering in 2010, the Company has repurchased 17.2 million shares.

•
Approved Quarterly Dividend. The Company's Board of Directors has declared a cash dividend of $0.24 per share of the Company's common stock, to be paid on May 20, 2014 to all shareholders of record on May 6, 2014. The declarations of any future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board of Directors.

Operational Highlights

•	Industry Recognition of our Advisors. Several leading financial publications recently have honored advisors affiliated with LPL Financial for their outstanding performance and service.
The Financial Times named five LPL Financial advisors on its list of Top 400 Financial Advisors of 2014. This prestigious honor recognizes these advisors for their years of commitment to serving their clients and helping clients progress toward their financial goals.

In February, thirteen financial advisors and fifteen advisor teams affiliated with LPL Financial were named in the 2014 Top 100 Retirement Plan Advisers listing by PLANADVISER, a leading publication for the retirement plan industry.

•
LPL Financial Holds Successful Summit Conference Recognizing Top Producers. In March, a record number of advisors qualified for and attended LPL Financial's Summit Conference, an event which fosters an interactive and educational environment for top producers. Key themes centered on delivering What Matters Most to LPL Financial advisors in order to help advisors meet the needs of their clients and grow their businesses.

•
Over 240 banks and credit unions attend Financial Institution Leadership Conference. LPL Financial hosted its 10th annual Financial Institution Leadership Conference in Orlando in February 2014, which focused on supporting the growth of banks and credit unions. Themes addressed at the conference included challenges in building a successful wealth management business, the rising need for wealth management capabilities for long-term growth and strategies for recruiting and retaining top advisor talent.

•
LPL Financial Honored by Bank Insurance and Securities Association (BISA). At the BISA 2014 Annual Convention, LPL Financial was honored with the 2014 Technology Innovation Award for it Program Growth Model (PGM). The PGM is an innovative tool that enables financial institutions to optimize their program structures, identify growth opportunities and build growth road maps that are specific to their institution.

•
Doors Open to New San Diego Office Building. On March 3, 2014, LPL Financial opened its new 13-story, 415,000-sq-foot office tower, which is believed to be the largest net-zero energy commercial office building in the United States. The office tower demonstrates LPL Financial’s commitment to sustainability and social responsibility by incorporating in its design among the most sophisticated available green technologies and health and wellness benefits for its San Diego based employees.

Conference Call and Additional Information
The Company will hold a conference call to discuss its results at 5:00 p.m. EDT on Wednesday, April 23, 2014. The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 15379883. For additional information, please visit the Company's website to access the Q1 2014 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 15379883. The telephonic replay will be available until 11:59 p.m. EDT on April 30, 2014.

LPL Financial Holdings Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013	% Change
Revenues
Commission	$534,574	$485,572	10.1%
Advisory	327,253	281,226	16.4%
Asset-based	114,674	103,766	10.5%
Transaction and fee	89,985	89,378	0.7%
Other	20,945	14,854	41.0%
Net revenues	1,087,431	974,796	11.6%
Expenses
Production	756,718	669,723	13.0%
Compensation and benefits	106,348	98,780	7.7%
General and administrative	94,377	77,771	21.4%
Depreciation and amortization	22,281	19,774	12.7%
Restructuring charges	7,320	6,037	21.3%
Total operating expenses	987,044	872,085	13.2%
Non-operating interest expense	12,840	12,160	5.6%
Total expenses	999,884	884,245	13.1%
Income before provision for income taxes	87,547	90,551	(3.3)%
Provision for income taxes	34,412	35,834	(4.0)%
Net income	$53,135	$54,717	(2.9)%
Earnings per share
Basic	$0.52	$0.51	2.0%
Diluted	$0.51	$0.51	—%
Weighted average shares outstanding — basic	101,279	106,347	(4.8)%
Weighted average shares outstanding — diluted	103,339	107,297	(3.7)%

The Company reports Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share to present information about its earnings that eliminates the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.
The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Net income	$53,135	$54,717
Interest expense	12,840	12,160
Income tax expense	34,412	35,834
Amortization of intangible assets	9,716	9,776
Depreciation and amortization of fixed assets	12,565	9,998
EBITDA	122,668	122,485
EBITDA Adjustments:
Employee share-based compensation expense(a)	5,111	3,962
Acquisition and integration related expenses(b)	359	444
Restructuring and conversion costs(c)	7,271	6,263
Other(d)	6,068	2,766
Total EBITDA Adjustments	18,809	13,435
Adjusted EBITDA	$141,477	$135,920

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Net income	$53,135	$54,717
After-Tax:
EBITDA Adjustments(e)
Employee share-based compensation expense(f)	3,518	2,902
Acquisition and integration related expenses(g)	220	(1,079)
Restructuring and conversion costs	4,464	3,864
Other	3,726	1,707
Total EBITDA Adjustments	11,928	7,394
Amortization of intangible assets(e)	5,966	6,032
Adjusted Earnings	$71,029	$68,143
Adjusted Earnings per share(h)	$0.69	$0.64
Weighted average shares outstanding — diluted	103,339	107,297
___________________________

(a)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(b)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities.

(c)
Represents organizational restructuring charges, conversion and other related costs resulting from the expansion of the Service Value Commitment, the 2011 consolidation of UVEST Financial Services Group, Inc. and, prior to the first quarter of 2014, the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation, and Waterstone Financial Group, Inc.

(d)
Results for the first quarter of 2014 include approximately $5.3 million in parallel rent, property tax, and common area maintenance expenses incurred in connection with the Company's relocation to its new San Diego office building. Results for the three months ended March 31, 2013 also include $2.7 million of severance and termination benefits related to a change in management structure. Other amounts include certain excise and other taxes.

(e)
Generally, EBITDA Adjustments and amortization of intangible assets have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.60% and 3.30%, net of the federal tax benefit, for the three months ended March 31, 2014 and 2013, respectively, except as discussed in footnotes (f) and (g) below.

(f)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, and the full expense impact of incentive stock options granted to employees that qualify for preferential tax treatment and conversely for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.0 million and $1.2 million for the three months ended March 31, 2014 and 2013, respectively.

(g)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. In addition, the results for the three months ended March 31, 2013 reflect a $3.8 million reduction of expense related to the estimated fair value of contingent consideration for the stock acquisition of Concord Capital Partners, Inc., that is not deductible for tax purposes.

(h)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share:

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Earnings per share — diluted	$0.51	$0.51
After-Tax:
EBITDA Adjustments per share	0.12	0.07
Amortization of intangible assets per share	0.06	0.06
Adjusted Earnings per share	$0.69	$0.64
Non-GAAP Financial Measures
Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) acquisition and integration related expenses, (c) restructuring and conversion costs, (d) amortization of intangible assets resulting from various acquisitions, and (e) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.
Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.
Forward-Looking Statements
Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, plans, and ability and plans to repurchase shares and pay dividends in the future, including statements relating to future advisor recruitment, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of April 23, 2014. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of assets under custody; fluctuations in levels of net new advisory assets and related impact on fee revenue; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; changes in the growth of the Company's fee-based business; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third-party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third-party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by self-regulatory organizations; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2013 Annual Report on Form 10-K and any subsequent SEC filings. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2013), an RIA custodian, and an independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 13,700 financial advisors and more than 700 financial institutions. In addition, LPL Financial supports approximately 4,400 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have 3,267 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com